As filed with the U.S. Securities and Exchange Commission on August 3, 2026

File No. 333-123467
File No. 811-21732

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☑
Pre-Effective Amendment No. __	☐
Post-Effective Amendment No. 57	☑

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☑
Amendment No. 59	☑

(Check appropriate box or boxes.)

MERCER FUNDS

(Exact Name of Registrant as Specified in Charter)

99 High Street Boston, Massachusetts 02110
(Address of Principal Executive Offices)

Registrant’s Telephone Number: (617) 747-9500

Caroline Hulme, Esq.

Mercer Investments LLC

99 High Street

Boston, Massachusetts 02110

(Name and Address of Agent for Service)

Please send copies of all communications to:

David F. Roeber, Esq.

Stradley Ronon Stevens & Young, LLP

2005 Market Street, Suite 2600

Philadelphia, PA 19103-7098

(856) 321-2411

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE: This Post-Effective Amendment No. 57 (the “Amendment”) to the Registration Statement on Form N-1A of Mercer Funds (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Amendment consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-1A setting forth the exhibits to the Registration Statement. This Amendment does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Amendment shall become effective immediately upon filing with the Securities and Exchange Commission.

This Amendment incorporates by reference the information contained in Parts A and B of Post-Effective Amendment No. 56 to the Trust’s Registration Statement, which was filed on July 29, 2026.

MERCER FUNDS

PART C

OTHER INFORMATION

Item 28.	EXHIBITS

(a)	Articles of Incorporation.

(1)	Registrant’s Amended and Restated Agreement and Declaration of Trust, effective as of May 16, 2005, is incorporated herein by reference to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on August 5, 2005.

(i)	Amendment to Registrant’s Amended and Restated Agreement and Declaration of Trust, effective as of May 16, 2005, is incorporated herein by reference to Post-Effective Amendment No. 13 to the Registrant’s Registration Statement filed with the SEC via EDGAR on December 30, 2011.

(2)	Registrant’s Certificate of Trust, as filed with the State of Delaware on March 11, 2005, is incorporated herein by reference to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on March 21, 2005.

(i)	Amendment to Registrant’s Certificate of Trust, as filed with the State of Delaware, is incorporated herein by reference to Post-Effective Amendment No. 13 to the Registrant’s Registration Statement filed with the SEC via EDGAR on December 30, 2011.

(b)	By-Laws.

(1)	Registrant’s Amended and Restated By-Laws, effective as of May 16, 2005, is incorporated herein by reference to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on August 5, 2005.

(c)	Instruments Defining Rights of Security Holders.

See Article III, “Shares,” and Article V, “Shareholders’ Voting Powers and Meetings,” of the Registrant’s Amended and Restated Agreement and Declaration of Trust, incorporated herein by reference to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on August 5, 2005.

See also, Article II, “Meetings of Shareholders,” and Article VII, “General Matters,” of the Registrant’s Amended and Restated By-laws, incorporated herein by reference to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on August 5, 2005.

(d)	Investment Advisory Contracts.

(1)	Amended and Restated Investment Management Agreement between the Registrant and Mercer Investments LLC, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(2)	Subadvisory Agreement between Mercer Investments LLC and Ares Capital Management II LLC, Subadviser of Mercer Opportunities Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(3)	Subadvisory Agreement between Mercer Investments LLC and Aristotle Pacific Capital, LLC, Subadviser of Mercer Short Duration Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement filed with the SEC via EDGAR on October 31, 2023.

(4)	Subadvisory Agreement between Mercer Investments LLC and Arrowstreet Capital, Limited Partnership, Subadviser of Mercer Non-US Core Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2014.

(i)	Amendment to Subadvisory Agreement between Mercer Investments LLC and Arrowstreet Capital, Limited Partnership, is incorporated herein by reference to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 27, 2018.

(ii)	Amendment to Subadvisory Agreement between Mercer Investments LLC and Arrowstreet Capital, Limited Partnership, dated June 18, 2019, is incorporated herein by reference to Post-Effective Amendment No. 45 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2019.

(5)	Subadvisory Agreement between Mercer Investments LLC and Baillie Gifford Overseas Limited, Subadviser of Mercer Emerging Markets Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(i)	Amendment to Subadvisory Agreement between Mercer Investments LLC and Baillie Gifford Overseas Limited, Subadviser of Mercer Emerging Markets Equity Fund is filed herewith as Exhibit No. EX-99.d.5.(i).

(6)	Subadvisory Agreement between Mercer Investments LLC and Crescent Capital Group LP, Subadviser of Mercer Opportunistic Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(i)	Amendment to Subadvisory Agreement between Mercer Investments LLC and Crescent Capital Group LP, Subadviser of Mercer Opportunistic Fixed Income Fund is filed herewith as Exhibit No. EX-99.d.6.(i).

(7)	Subadvisory Agreement between Mercer Investments LLC and GW&K Investment Management, LLC, Subadviser of Mercer US Small/Mid Cap Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 34 to the Registrant’s Registration Statement filed with the SEC via EDGAR on June 24, 2016.

(i)	Amendment to Subadvisory Agreement between Mercer Investments LLC and GW&K Investment Management, LLC, is incorporated herein by reference to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 27, 2018.

(8)	Subadvisory Agreement between Mercer Investments LLC and Hardman Johnston Global Advisors LLC, Subadviser of Mercer Non-US Core Equity Fund is filed herewith as Exhibit No. EX-99.d.8.

(9)	Subadvisory Agreement between Mercer Investments LLC and Income Research & Management, Subadviser of Mercer Core Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2014.

(i)	Amendment to Subadvisory Agreement between Mercer Investments LLC and Income Research & Management, is incorporated herein by reference to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 27, 2018.

(10)	Subadvisory Agreement between Mercer Investments LLC and Loomis, Sayles & Company, L.P., Subadviser of Mercer US Small/Mid Cap Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 34 to the Registrant’s Registration Statement filed with the SEC via EDGAR on June 24, 2016.

(11)	Subadvisory Agreement between Mercer Investments LLC and Loomis, Sayles & Company, L.P., Subadviser of Mercer US Small/Mid Cap Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 27, 2018.

(ii)	Amendment to Subadvisory Agreement between Mercer Investments LLC and Loomis, Sayles & Company, L.P., Subadviser of Mercer US Small/Mid Cap Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 26, 2024.

(12)	Subadvisory Agreement between Mercer Investments LLC and LSV Asset Management, Subadviser of Mercer US Small/Mid Cap Equity Fund and Mercer Non-US Core Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 30 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2015.

(i)	Amendment to Subadvisory Agreement between Mercer Investments LLC and LSV Asset Management, is incorporated herein by reference to Post-Effective Amendment No. 34 to the Registrant’s Registration Statement filed with the SEC via EDGAR on June 24, 2016.

(ii)	Amendment to Subadvisory Agreement between Mercer Investments LLC and LSV Asset Management, is incorporated herein by reference to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 27, 2018.

(iii)	Amendment to Subadvisory Agreement between Mercer Investments LLC and LSV Asset Management, is incorporated herein by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 26, 2024.

(13)	Subadvisory Agreement between Mercer Investments LLC and Manulife Investment Management (US) LLC, Subadviser of Mercer Core Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 36 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2016.

(14)	Subadvisory Agreement between Mercer Investments LLC and Massachusetts Financial Services Company, Subadviser of Mercer Non-US Core Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2014.

(i)	Amendment to Subadvisory Agreement between Mercer Investments LLC and Massachusetts Financial Services Company, dated April 1, 2020, is incorporated herein by reference to Post-Effective Amendment No. 47 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2020.

(15)	Subadvisory Agreement between Mercer Investments LLC and Merganser Capital Management, LLC, Subadviser of Mercer Short Duration Fixed Income Fund is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement filed with the SEC via EDGAR on October 31, 2023.

(i)	Amendment to Subadvisory Agreement between Mercer Investments LLC and Merganser Capital Management, LLC, is incorporated herein by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 26, 2024.

(16)	Subadvisory Agreement between Mercer Investments LLC and Ninety One North America, Inc., Subadviser of Mercer Opportunistic Fixed Income Fund, dated April 4, 2023, is incorporated herein by reference to Post-Effective Amendment No. 51 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2023.

(i)	Amendment to Subadvisory Agreement between Mercer Investments LLC and Ninety One North America, Inc., is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(17)	Subadvisory Agreement between Mercer Investments LLC and Pacific Investment Management Company LLC, Subadviser of Mercer Opportunistic Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(18)	Subadvisory Agreement between Mercer Investments LLC and Parametric Portfolio Associates, LLC, Subadviser of Mercer US Small/Mid Cap Equity Fund, Mercer Non-US Core Equity Fund and Mercer Emerging Markets Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2021.

(19)	Subadvisory Agreement between Mercer Investments LLC and PGIM, Inc., Subadviser of Mercer Core Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2014.

(i)	Amendment to Subadvisory Agreement between Mercer Investments LLC and PGIM, Inc., is incorporated herein by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 26, 2024.

(ii)	Amendment to Subadvisory Agreement between Mercer Investments LLC and PGIM, Inc., is incorporated herein by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 26, 2024.

(20)	Subadvisory Agreement between Mercer Investments LLC and Polen Capital Credit, LLC, Subadviser of Mercer Opportunistic Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(21)	Subadvisory Agreement between Mercer Investments LLC and Pzena Investment Management, LLC, Subadviser of Mercer Emerging Markets Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(i)	Amendment to Subadvisory Agreement between Mercer Investments LLC and Pzena Investment Management, LLC, Subadviser of Mercer Emerging Markets Equity Fund is filed herewith as Exhibit No. EX-99.d.21.(i).

(22)	Subadvisory Agreement between Mercer Investments LLC and River Road Asset Management, LLC, Subadviser of US Small/Mid Cap Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 45 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2019.

(23)	Subadvisory Agreement between Mercer Investments LLC and Robeco Institutional Asset Management US Inc., Subadviser of Mercer Emerging Markets Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(24)	Form of Subadvisory Agreement between Mercer Investments LLC and Skerryvore Asset Management Ltd. (f/k/a BennBridge Ltd), Subadviser of Mercer Emerging Markets Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 26, 2024.

(i)	Amendment to Subadvisory Agreement between Mercer Investments LLC and Skerryvore Asset Management Ltd.(f/k/a BennBridge Ltd.), is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(25)	Subadvisory Agreement between Mercer Investments LLC and Voya Investment Management Co. LLC, Subadviser of Mercer Short Duration Fixed Income Fund is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement filed with the SEC via EDGAR on October 31, 2023.

(26)	Subadvisory Agreement between Mercer Investments LLC and WCM Investment Management, LLC, Subadviser of Mercer Non-US Core Equity Fund is filed herewith as Exhibit No. EX-99.d.26.

(27)	Subadvisory Agreement between Mercer Investments LLC and Wellington Management Company LLP, Subadviser of Mercer Opportunistic Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(28)	Subadvisory Agreement between Mercer Investments LLC and Westfield Capital Management Company, L.P., Subadviser of Mercer US Small/Mid Cap Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2014.

(i)	Amendment to Subadvisory Agreement between Mercer Investments LLC and Westfield Capital Management Company, L.P., dated September 17, 2015, is incorporated herein by reference to Post-Effective Amendment No. 47 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2020.

(ii)	Amendment to Subadvisory Agreement between Mercer Investments LLC and Westfield Capital Management Company, L.P., is incorporated herein by reference to Post-Effective Amendment No. 36 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2016.

(iii)	Amendment to Subadvisory Agreement between Mercer Investments LLC and Westfield Capital Management Company, L.P., is incorporated herein by reference to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 27, 2018.

(e)	Underwriting Contracts.

(1)	Distribution Agreement between the Registrant and MGI Funds Distributors, LLC, is incorporated herein by reference to the Registrant’s Registration Statement filed with the SEC via EDGAR on March 29, 2019.

(i)	Amendment to Distribution Agreement between the Registrant and MGI Funds Distributors, LLC, is incorporated herein by reference to the Registrant’s Registration Statement filed with the SEC vis EDGAR on July 29, 2022.

(ii)	Amendment to Distribution Agreement between the Registrant and MGI Funds Distributors, LLC, is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement filed with the SEC via EDGAR on October 31, 2023.

(iii)	Amendment to Schedule A of the Distribution Agreement between the Registrant and MGI Funds Distributors, LLC, is incorporated herein by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 26, 2024.

(iv)	Amendment to Schedule A of the Distribution Agreement between the Registrant and MGI Funds Distributors, LLC, is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(f)	Bonus or Profit Sharing Contracts.

Not Applicable.

(g)	Custodian Agreements.

(1)	Custodian Agreement between the Registrant and Investors Bank & Trust Company (predecessor to State Street Bank and Trust Company) is incorporated herein by reference to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on August 5, 2005.

(i)	Amendment to Appendix A of the Custodian Agreement is incorporated herein by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2006.

(ii)	Amendment to Custodian Agreement between the Registrant and Investors Bank & Trust Company (predecessor to State Street Bank and Trust Company), is incorporated herein by reference to Post-Effective Amendment No. 13 to the Registrant’s Registration Statement filed with the SEC via EDGAR on December 30, 2011.

(iii)	Amendment to Custodian Agreement between the Registrant and State Street Bank and Trust Company, is incorporated herein by reference to Post-Effective Amendment No. 26 to the Registrant’s Registration Statement filed with the SEC via EDGAR on August 14, 2013.

(iv)	Amendment to Custodian Agreement between the Registrant and State Street Bank and Trust Company, is incorporated herein by reference to Post-Effective Amendment No. 30 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2015.

(v)	Amendment to Custodian Agreement between the Registrant and State Street Bank and Trust Company is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement filed with the SEC via EDGAR on October 31, 2023.

(2)	Delegation Agreement between the Registrant and Investors Bank & Trust Company (predecessor to State Street Bank and Trust Company) is incorporated herein by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2006.

(h)	Other Material Contracts.

(1)	Administration Agreement between the Registrant and Investors Bank & Trust Company (predecessor to State Street Bank and Trust Company), dated as of August 12, 2005, is incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2014.

(i)	First Amendment to Administration Agreement between the Registrant and State Street Bank and Trust Company (successor by merger to Investors Bank & Trust Company), effective as of January 1, 2008, is incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2014.

(ii)	Second Amendment to Administration Agreement between the Registrant and State Street Bank and Trust Company, effective as of July, 1, 2011, is incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2014.

(iii)	Amendment to Administration Agreement between the Registrant and State Street Bank and Trust Company, dated as of October 12, 2012, is incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2014.

(iv)	Amendment to Administration Agreement between the Registrant and State Street Bank and Trust Company, dated as of August 14, 2013, is incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2014.

(v)	Amendment to Administration Agreement between the Registrant and State Street Bank and Trust Company, dated as of December 4, 2013, is incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2014.

(vi)	Amendment to Administration Agreement between the Registrant and State Street Bank and Trust Company, dated as of January 1, 2015, is incorporated herein by reference to Post-Effective Amendment No. 30 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2015.

(vii)	Amendment to Administration Agreement between the Registrant and State Street Bank and Trust Company, dated as of June 28, 2018, is incorporated herein by reference to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 27, 2018.

(viii)	Amendment to Administration Agreement between the Registrant and State Street Bank and Trust Company, dated October 4, 2024, is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement filed with the SEC via EDGAR on October 31, 2023.

(ix)	Amendment to Administration Agreement between the Registrant and State Street Bank and Trust Company, dated October 4, 2021, is incorporated herein by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 26, 2024.

(2)	Second Amended and Restated Administrative Services Agreement between the Registrant and Mercer Investments LLC, dated as of April 1, 2019, is incorporated herein by reference to Post-Effective Amendment No. 43 to the Registrant’s Registration Statement filed with the SEC via EDGAR on March 29, 2019.

(i)	Amendment to Schedule A of the Administrative Services Agreement between the Registrant and Mercer Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement filed with the SEC via EDGAR on October 31, 2023.

(ii)	Amendment to Schedule A of the Administrative Services Agreement between the Registrant and Mercer Investments LLC, is incorporated herein by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 26, 2024.

(iii)	Amendment to Schedule A of the Administrative Services Agreement between the Registrant and Mercer Investments LLC, is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(3)	Legal and Treasury Administrative Services Agreement between the Registrant and Mercer Investments LLC, dated as of July 1, 2026, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(4)	Compliance Services Agreement between the Registrant and ACA Group, dated as of July 1, 2026, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(5)	Transfer Agency Services Agreement between the Registrant and State Street Bank and Trust Company, is incorporated herein by reference to Post-Effective Amendment No. 23 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2013.

(i)	Amendment to Transfer Agency Services Agreement between the Registrant and State Street Bank and Trust Company, is incorporated herein by reference to Post-Effective Amendment No. 26 to the Registrant’s Registration Statement filed with the SEC via EDGAR on August 14, 2013.

(ii)	Amendment to Transfer Agency Services Agreement between the Registrant and State Street Bank and Trust Company, is incorporated herein by reference to Post-Effective Amendment No. 30 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2015.

(iii)	Amendment to Transfer Agency Services Agreement between the Registrant and State Street Bank and Trust Company, dated November 5, 2015, is incorporated herein by reference to Post-Effective Amendment No. 36 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2016.

(iv)	Amendment to Transfer Agency Services Agreement between the Registrant and State Street Bank and Trust Company is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement filed with the SEC via EDGAR on October 31, 2023.

(6)	Indemnification Agreement between the Registrant and each indemnified party, effective March 11, 2013, is incorporated herein by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2014.

(7)	Expense Limitation Agreement between the Registrant and Mercer Investments LLC, effective as of August 1, 2026, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(i)	Supplemental Expense Limitation Agreement on behalf of the Mercer Short Duration Fixed Income Fund between the Registrant and Mercer Investments LLC, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(8)	Shareholder Administrative Services Plan, relating to Adviser Class, Class I and Class Y-2 shares, is incorporated herein by reference to Post-Effective Amendment No. 43 to the Registration Statement filed with the SEC via EDGAR on March 29, 2019.

(i)	Amendment to Appendix A of the Shareholder Administrative Services Plan, relating to Adviser Class, Class I and Class Y-2 shares, is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement filed with the SEC via EDGAR on October 31, 2023.

(ii)	Amendment to Appendix A of the Shareholder Administrative Services Plan, relating to Adviser Class, Class I and Class Y-2 shares, is incorporated herein by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 26, 2024.

(iii)	Amendment to Appendix A of the Shareholder Administrative Services Plan, relating to Adviser Class, Class I and Class Y-2 shares, is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(9)	Services Agreement between the Registrant, Mercer Investments LLC and MGI Funds Distributors, LLC and Fidelity Investments Institutional Operations Company, Inc., National Financial Services LLC and Fidelity Brokerage Services LLC, dated as of January 1, 2020, is incorporated herein by reference to Post-Effective Amendment No. 47 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2020.

(10)	Dynamic Cash Allocation Agreement between the Registrant and State Street Bank and Trust Company, dated as of April 17, 2020, is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement filed with the SEC via EDGAR on October 31, 2023.

(i)	Amendment to Dynamic Cash Allocation Agreement between the Registrant and State Street Bank and Trust Company is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement filed with the SEC via EDGAR on October 31, 2023.

(ii)	Second Amendment to Dynamic Cash Allocation Agreement between the Registrant and State Street Bank and Trust Company is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement filed with the SEC via EDGAR on October 31, 2023.

(iii)	Third Amendment to Dynamic Cash Allocation Agreement between the Registrant and State Street Bank and Trust Company, is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(i)	Legal Opinion.

(1)	Legal Opinion of Stradley Ronon Stevens & Young, LLP, counsel to the Registrant, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(j)	Other Opinions.

(1)	Consent of Independent Registered Public Accounting Firm for the Registrant, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(2)	Powers of Attorney appointing Caroline Hulme, Esq., Kenneth Earley Esq., Bruce Leto Esq. and David Roeber, Esq. as attorneys-in-fact and agents to Adela M. Cepeda, Eva De La Rosa, Stephen M. Gouthro, Gail A. Schneider, Joan E. Steel and Luis A. Ubiñas, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(3)	Powers of Attorney appointing Caroline Hulme, Esq., Kenneth Early Esq., Bruce Leto Esq. and David Roeber, Esq. as attorneys-in-fact and agents to Fred Keyo, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(k)	Omitted Financial Statements.

Not Applicable.

(l)	Initial Capital Agreements.

(1)	Letter of Understanding Relating to Initial Capital is incorporated herein by reference to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on August 5, 2005.

(m)	Rule 12b-1 Plan, Shareholder Servicing Plan and Rule 12b-1 Plan Related Agreement.

(1)	Amended and Restated Distribution and Shareholder Services Plan, relating to Adviser Class shares, is incorporated herein by reference to Post-Effective Amendment No. 43 to the Registrant’s Registration Statement filed with the SEC via EDGAR on March 29, 2019.

(i)	Amendment to Appendix A of the Amended and Restated Distribution and Shareholder Services Plan, relating to Adviser Class shares is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement filed with the SEC via EDGAR on October 31, 2023.

(ii)	Amendment to Appendix A of the Amended and Restated Distribution and Shareholder Services plan, relating to Adviser Class shares, is incorporated herein by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 26, 2024.

(iii)	Amendment to Appendix A of the Amended and Restated Distribution and Shareholder Services plan, relating to Adviser Class shares, is incorporated herein by reference to Post-Effective Amendment No. 55 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 25, 2025.

(2)	Selling and/or Services Agreement, is incorporated herein by reference to Post-Effective Amendment No. 43 to the Registrant’s Registration Statement filed with the SEC via EDGAR on March 29, 2019.

(n)	Rule 18f-3 Plan.

(1)	Amended Multiple Class Plan pursuant to Rule 18f-3, effective July 1, 2021, on behalf of each series of the Registrant, is incorporated herein by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2021.

(o)	Reserved.

(p)	Codes of Ethics.

(1)	Code of Ethics of the Registrant, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(2)	Code of Ethics Mercer Investments LLC, the investment adviser of the Registrant, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(3)	Code of Ethics of Ares Capital Management II LLC, Subadviser of Mercer Opportunistic Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(4)	Code of Ethics of Aristotle Pacific Capital, LLC, Subadviser of Mercer Short Duration Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(5)	Code of Ethics of Arrowstreet Capital, Limited Partnership, Subadvisor of Mercer Non-US Core Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(6)	Code of Ethics of Baillie Gifford Overseas Limited, Subadviser of Mercer Emerging Markets Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(7)	Code of Ethics of Crescent Capital Group LP, Subadviser of Mercer Opportunistic Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(8)	Code of Ethics of GW&K Investment Management, LLC, Subadviser of Mercer US Small/Mid Cap Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(9)	Code of Ethics of Hardman Johnston Global Advisors LLC, Subadviser of Mercer Non-US Core Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(10)	Code of Ethics of Income Research & Management, Subadviser of Mercer Core Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(11)	Code of Ethics of Loomis, Sayles & Company, L.P., Subadviser of Mercer US Small/Mid Cap Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(12)	Code of Ethics of LSV Asset Management, Subadviser of Mercer US Small/Mid Cap Equity Fund and Mercer Non-US Core Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(13)	Code of Ethics of Manulife Investment Management (US) LLC, Subadviser of Mercer Core Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(14)	Code of Ethics of Massachusetts Financial Services Company, Subadviser of Mercer Non-US Core Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(15)	Code of Ethics of Merganser Capital Management, LLC, Subadviser of Mercer Short Duration Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(16)	Code of Ethics of Ninety One North America, Inc., Subadviser of Mercer Opportunistic Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(17)	Code of Ethics of Pacific Investment Management Company LLC, Subadviser of Mercer Opportunistic Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(18)	Code of Ethics of Parametric Portfolio Associates, LLC, Subadviser of Mercer US Small/Mid Cap Equity Fund, Mercer Non-US Core Equity Fund and Mercer Emerging Markets Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(19)	Code of Ethics of PGIM, Inc., Subadviser of Mercer Core Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(20)	Code of Ethics of Polen Capital Credit, LLC, Subadviser of Mercer Opportunistic Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(21)	Code of Ethics of Pzena Investment Management, LLC, Subadviser of Mercer Emerging Markets Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(22)	Code of Ethics of River Road Asset Management, LLC, Subadviser of Mercer US Small/Mid Cap Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(23)	Code of Ethics of Robeco Institutional Asset Management US Inc., Subadviser of Mercer Emerging Markets Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(24)	Code of Ethics of Skerryvore Asset Management Ltd., Subadviser of Mercer Emerging Markets Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(25)	Code of Ethics of Voya Investment Management Co. LLC, Subadviser of Mercer Short Duration Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(26)	Code of Ethics of WCM Investment Management, LLC, Subadviser of Mercer Non-US Core Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(27)	Code of Ethics of Wellington Management Company LLP, Subadviser of Mercer Opportunistic Fixed Income Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

(28)	Code of Ethics of Westfield Capital Management Company, L.P., Subadviser of Mercer US Small/Mid Cap Equity Fund, is incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026.

Item 29.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE REGISTRANT

None.

Item 30.	INDEMNIFICATION

Under the terms of the Delaware Statutory Trust Act (“DSTA”) and the Registrant’s Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”), no officer or Trustee of the Registrant shall have any liability to the Registrant, its shareholders, or any other party for damages, except to the extent such limitation of liability is precluded by Delaware law, the Declaration of Trust or the By-Laws of the Registrant.

Subject to the standards and restrictions set forth in the Declaration of Trust, DSTA, Section 3817 permits a statutory trust to indemnify and hold harmless any Trustee, beneficial owner or other person from and against any and all claims and demands whatsoever. DSTA, Section 3803 protects Trustees, officers, managers and other employees, when acting in such capacity, from liability to any person other than the Registrant or beneficial owner for any act, omission or obligation of the Registrant or any Trustee thereof, except as otherwise provided in the Declaration of Trust.

(a)	Indemnification of the Trustees and officers of the Registrant is provided for in Article VII of the Registrant’s Amended and Restated Agreement and Declaration of Trust effective May 16, 2005, as filed with the SEC via EDGAR on August 5, 2005;

(b)	Indemnification of the Trustees and officers of the Registrant is provided for in Sections 3 and 4 of an Indemnification Agreement between the Registrant and each indemnified party, effective March 11, 2013, as filed with the SEC via EDGAR on July 28, 2014;

(c)	Amended and Restated Investment Management Agreement between the Registrant and Mercer Investments LLC, as provided for in Section 10 of the Agreement, as filed with the SEC via EDGAR on July 29, 2026;

(d)	Each Subadvisory Agreement between Mercer Investments LLC, on behalf of the several series portfolios of the Mercer Funds, and the individual and respective subadvisers contains terms relevant to this Item 30 within Section 10 of each such agreement, as previously filed with the SEC via EDGAR with respect to each of the Subadvisory Agreements;

(e)	Distribution Agreement between the Registrant and MGI Funds Distributors, LLC, as provided for in Sections 7 and 8 of the Agreement, as filed with the SEC via EDGAR on July 29, 2022;

(f)	Custodian Agreement between the Registrant and Investors Bank & Trust Company (predecessor to State Street Bank and Trust Company), as provided for in Section 15 of the Agreement, is incorporated herein by reference to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on August 5, 2005;

(g)	Delegation Agreement between the Registrant and Investors Bank & Trust Company (predecessor to State Street Bank and Trust Company), as provided for in Section 11 of the Agreement, is incorporated herein by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 28, 2006;

(h)	Administration Agreement between the Registrant and State Street Bank and Trust Company, as provided for in Section 6 of the Agreement, as filed with the SEC via EDGAR on July 28, 2014;

(i)	Second Amended and Restated Administrative Services Agreement between the Registrant and Mercer Investments LLC, as filed with the SEC via EDGAR on March 29, 2019; and

(j)	Legal and Treasury Administrative Services Agreement between the Registrant and Mercer Investments LLC, as filed with the SEC via EDGAR on July 29, 2026.

Insofar as indemnification for liability arising under the Securities Act of 1933 (the “1933 Act”) may be permitted to Trustees, officers, and controlling persons of the Registrant pursuant to the provisions described in response to Item 30, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 31.	BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT MANAGER

Mercer Investments LLC, a Delaware corporation, is a federally registered investment adviser and indirect, wholly-owned subsidiary of Marsh & McLennan Companies, Inc. Mercer Investments LLC has its principal place of business at 99 High Street, Boston, MA 02110. Mercer Investments LLC is primarily engaged in providing investment management services. Additional information regarding Mercer Investments LLC, and information as to the officers and directors of Mercer Investments LLC, is included in its Form ADV, as filed with the U.S. Securities and Exchange Commission (“SEC” or “Commission”) (File No. 801-63730) and is incorporated herein by reference.

Ares Capital Management II LLC (“Ares”), is a Subadviser for the Registrant’s Mercer Opportunistic Fixed Income Fund. Ares has its principal place of business at 1800 Avenue of the Stars, Suite 1400, Los Angeles, CA 90067. Additional information as to Ares and the directors and officers of Ares is included in Ares’ Form ADV filed with the Commission (File No. 801-72399), which is incorporated herein by reference and sets forth the officers and directors of Ares and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Aristotle Pacific Capital, LLC (“Aristotle Pacific”), is a Subadviser for the Registrant’s Mercer Short Duration Fixed Income Fund. Aristotle Pacific has its principal place of business at 840 Newport Center Drive, Suite 700, Newport Beach, CA 92660. Additional information as to Aristotle Pacific and the directors and officers of Aristotle Pacific is included in Aristotle Pacific’s Form ADV filed with the Commission (File No. 801-117402), which is incorporated herein by reference and sets forth the officers and directors of Aristotle Pacific and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Arrowstreet Capital, Limited Partnership (“Arrowstreet”), is a Subadviser for the Registrant’s Mercer Non-US Core Equity Fund. Arrowstreet has its principal place of business at 200 Clarendon Street, 30th Floor, Boston, Massachusetts 02116. Additional information as to Arrowstreet and the directors and officers of Arrowstreet is included in Arrowstreet’s Form ADV filed with the Commission (File No. 801-56633), which is incorporated herein by reference and sets forth the officers and directors of Arrowstreet and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Baillie Gifford Overseas Limited (“Baillie Gifford”), is a Subadviser for the Registrant’s Mercer Emerging Markets Equity Fund. Baillie Gifford has its principal place of business at Calton Square, 1 Greenside Row, Edinburgh EH1 3AN. Additional information as to Baillie Gifford and the directors and officers of Baillie Gifford is included in Baillie Gifford’s Form ADV filed with the Commission (File No. 801-21051), which is incorporated herein by reference and sets forth the officers and directors of Baillie Gifford and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Crescent Capital Group LP (“Crescent”), is a Subadviser for the Registrant’s Mercer Opportunistic Fixed Income Fund. Crescent has its principal place of business at Calton Square, 11100 Santa Monica Blvd, Suite 2000, Los Angeles, CA 90025. Additional information as to Crescent and the directors and officers of Crescent is included in Crescent’s Form ADV filed with the Commission (File No. 801-71747), which is incorporated herein by reference and sets forth the officers and directors of Crescent and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

GW&K Investment Management, LLC (“GWK”), is a Subadviser for the Registrant’s Mercer US Small/Mid Cap Equity Fund. GWK has its principal place of business at 222 Berkeley St., Boston, MA 02116. Additional information as to GWK and the directors and officers of GWK is included in GWK’s Form ADV filed with the Commission (File No. 801-61559), which is incorporated herein by reference and sets forth the officers and directors of GWK and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Hardman Johnston Global Advisors LLC (“Hardman Johnston”), is a Subadviser for the Registrant’s Mercer Non-US Core Equity Fund. Hardman Johnston has its principal place of business at 300 Atlantic Street, Stamford, CT 06901. Additional information as to Hardman Johnston and the directors and officers of Hardman Johnston is included in Hardman Johnston’s Form ADV filed with the Commission (File No. 801-23854), which is incorporated herein by reference and sets forth the officers and directors of Hardman Johnston and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Income Research & Management (“IR+M”), is a Subadviser for the Registrant’s Mercer Core Fixed Income Fund. IR+M has its principal place of business at 100 Federal Street, 30th Floor, Boston, MA 02110. Additional information as to IR+M and the directors and officers of IR+M is included in IR+M’s Form ADV filed with the Commission (File No. 801-29482), which is incorporated herein by reference and sets forth the officers and directors of IR+M and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Loomis, Sayles & Company, L.P. (“Loomis”), is a Subadviser for the Registrant’s Mercer US Small/Mid Cap Equity Fund. Loomis has its principal place of business at One Financial Center, Boston, Massachusetts 02111. Additional information as to Loomis and the directors and officers of Loomis is included in Loomis’ Form ADV with the Commission (File No. 801-170), which is incorporated herein by reference and sets forth the officers and directors of Loomis and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

LSV Asset Management (“LSV”), is a Subadviser for the Registrant’s Mercer US Small/Mid Cap Equity Fund and Mercer Non-US Core Equity Fund. LSV has its principal place of business at 155 North Wacker Drive, Suite 4600, Chicago, IL 60606. Additional information as to LSV and the directors and officers of LSV is included in LSV’s Form ADV filed with the Commission (File No. 801-47689), which is incorporated herein by reference and sets forth the officers and directors of LSV and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Manulife Investment Management (US) LLC (“Manulife”), is a Subadviser for the Registrant’s Mercer Core Fixed Income Fund. Manulife has its principal place of business at 197 Clarendon Street, Boston, Massachusetts 02116. Additional information as to Manulife and the directors and officers of Manulife is included in Manulife’s Form ADV filed with the Commission (File No. 801-42023), which is incorporated herein by reference and sets forth the officers and directors of Manulife and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Massachusetts Financial Services Company (“MFS”), is a Subadviser for the Registrant’s Mercer Non-US Core Equity Fund. MFS has its principal place of business at 111 Huntington Avenue, Boston, Massachusetts 02199. Additional information as to MFS and the directors and officers of MFS is included in MFS’s Form ADV filed with the Commission (File No. 801-17352), which is incorporated herein by reference and sets forth the officers and directors of MFS and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Merganser Capital Management, LLC (“Merganser”), is a Subadviser for the Registrant’s Mercer Short Duration Fixed Income Fund. Merganser has its principal place of business at 99 High Street, Boston, MA 02110. Additional information as to Merganser and the directors and officers of Merganser is included in Merganser’s Form ADV filed with the Commission (File No. 801-78733), which is incorporated herein by reference and sets forth the officers and directors of Merganser and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Ninety One North America, Inc. (“Ninety One”), is a Subadviser for the Registrant’s Mercer Opportunistic Fixed Income Fund. Ninety One has its principal place of business at 65 East 55th Street, 30th floor, New York, New York 10022. Additional information as to Ninety One and the directors and officers of Ninety One is included in Ninety One’s Form ADV filed with the Commission (File No. 801-80153), which is incorporated herein by reference and sets forth the officers and directors of Ninety One and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Pacific Investment Management Company LLC (“PIMCO”) is a Subadviser for the Registrant’s Mercer Opportunistic Fixed Income Fund. PIMCO has its principal place of business at 650 Newport Center Drive, Newport Beach, California 92660. Additional information as to PIMCO and the directors and officers of PIMCO is included in PIMCO’s Form ADV filed with the Commission (File No. 801-48187), which is incorporated herein by reference and sets forth the officers and directors of PIMCO and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Parametric Portfolio Associates, LLC (“Parametric”) is a Subadviser for the Registrant’s Mercer US Small/Mid Cap Equity Fund, Mercer Non-US Core Equity Fund and Mercer Emerging Markets Equity Fund. Parametric has its principal place of business at 800 Fifth Avenue, Suite 2800, Seattle, Washington 98104. Additional information as to Parametric and the directors and officers of Parametric is included in Parametric’s Form ADV filed with the Commission (File No. 801-60485), which is incorporated herein by reference and sets forth the officers and directors of Parametric and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

PGIM, Inc. (“PGIM”), is a Subadviser for the Registrant’s Mercer Core Fixed Income Fund. PGIM has its principal place of business at 655 Broad Street, 8th Floor, Newark, NJ 07102. Additional information as to PGIM and the directors and officers of PGIM is included in PGIM’s Form ADV filed with the Commission (File No. 801-22808), which is incorporated herein by reference and sets forth the officers and directors of PGIM and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Polen Capital Credit, LLC (“Polen Credit”), is a Subadviser for the Registrant’s Mercer Core Fixed Income Fund. Polen Credit has its principal place of business at 1075 Main Street, Suite 320, Waltham, MA 02451. Additional information as to PGIM and the directors and officers of Polen Credit is included in Polen Credit’s Form ADV filed with the Commission (File No. 801-55001), which is incorporated herein by reference and sets forth the officers and directors of Polen Credit and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

River Road Asset Management, LLC (“River Road”), is a Subadviser of Mercer US Small/Mid Cap Equity Fund. River Road has its principal place of business at 462 South Fourth Street, Suite 2000, Louisville, Kentucky 40202. Additional information as to River Road and the directors and officers of River Road is included in River Road’s Form ADV filed with the Commission (File No. 801-64175), which is incorporated by reference and sets forth the officers and directors of River Road and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Robeco Institutional Asset Management US Inc. (“Robeco”) is a Subadviser of Mercer Emerging Markets Equity Fund. Robeco has its principal place of business at 230 Park Avenue, Suite 3330, New York, NY 10169. Additional information as to Robeco and the directors and officers of Robeco is included in Robeco’s Form ADV filed with the Commission (File No. 801-54142), which is incorporated by reference and sets forth the officers and directors of Robeco and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Skerryvore Asset Management Ltd. (“Skerryvore”) is a Subadviser of Mercer Emerging Markets Equity Fund. Skerryvore has its principal place of business at 45 Charlotte Square, Edinburgh, EH2 4HQ, United Kingdom. Additional information as to Skerryvore and the directors and officers of Skerryvore is included in Skerryvore’s Form ADV filed with the Commission (File No. 801-129723), which is incorporated by reference and sets forth the officers and directors of Skerryvore and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Voya Investment Management Co. LLC (“Voya IM”), is a Subadviser for the Registrant’s Mercer Short Duration Fixed Income Fund. Voya IM has its principal place of business at 230 Park Avenue, New York, New York, 101689. Additional information as to Voya IM and the directors and officers of Voya IM is included in Voya IM’s Form ADV filed with the Commission (File No. 801-9046), which is incorporated herein by reference and sets forth the officers and directors of Voya IM and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

WCM Investment Management, LLC (“WCM”), is a Subadviser for the Registrant’s Mercer Non-US Core Equity Fund. WCM has its principal place of business at 281 Brooks Street, Laguna Beach, CA 92651. Additional information as to WCM and the directors and officers of WCM is included in WCM’s Form ADV filed with the Commission (File No. 801-11916), which is incorporated herein by reference and sets forth the officers and directors of WCM and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Wellington Management Company LLP (“Wellington”), is a Subadviser for the Registrant’s Mercer Opportunistic Fixed Income Fund. Wellington has its principal place of business at One Financial Center, 24th Floor, Boston, MA, 02111. Additional information as to Wellington and the directors and officers of Wellington is included in Wellington’s Form ADV filed with the Commission (File No. 801-15908), which is incorporated herein by reference and sets forth the officers and directors of Wellington and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Westfield Capital Management Company, L.P. (“Westfield”), is a Subadviser for the Registrant’s Mercer US Small/Mid Cap Equity Fund. Westfield has its principal place of business at One Financial Center, 24th Floor, Boston, MA, 02111. Additional information as to Westfield and the directors and officers of Westfield is included in

Westfield’s Form ADV filed with the Commission (File No. 801-34350), which is incorporated herein by reference and sets forth the officers and directors of Westfield and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Item 32.	Principal Underwriter

(a)	MGI Funds Distributors, LLC (the “Distributor”) serves as principal underwriter for the following investment company registered under the Investment Company Act of 1940, as amended:

(1)	Mercer Funds

(b)	The following are the Officers and Managers of the Distributor, the Registrant’s principal underwriter. The Distributor’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

The following is a list of the Officers and Managers of the Distributor:

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	190 Middle Street, Suite 301, Portland, ME 04101	President/Manager	None
Chris Lanza	190 Middle Street, Suite 301, Portland, ME 04101	Vice President	None
Kate Macchia	190 Middle Street, Suite 301, Portland, ME 04101	Vice President	None
Gabriel E. Edelman	190 Middle Street, Suite 301, Portland, ME 04101	Secretary	None
Susan L. LaFond	190 Middle Street, Suite 301, Portland, ME 04101	Treasurer, Vice President, and Chief Compliance Officer	None
Weston Sommers	190 Middle Street, Suite 301, Portland, ME 04101	Financial and Operations Principal and Chief Financial Officer	None

(c)	Not Applicable

Item 33.	LOCATION OF ACCOUNTS AND RECORDS

All accounts, books and other documents required to be maintained by Section 31(a) [15 U.S.C. 80a-3-(a)] and rules under that section, are maintained by State Street Bank and Trust Company, with the exception of those maintained by the Registrant’s investment advisor, Mercer Investments LLC, 99 High Street, Boston, Massachusetts 02110 and 1166 Avenue of the Americas, New York, New York 10036.

State Street Bank and Trust Company provides general administrative, accounting, portfolio valuation, and custodian services to the Registrant, including the coordination and monitoring of any third-party service providers and maintains all such records relating to these services.

Item 34.	MANAGEMENT SERVICES

There are no management related service contracts not discussed in Part A or Part B.

Item 35.	UNDERTAKINGS

None.

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston and Commonwealth of Massachusetts, on the 3rd day of August, 2026.

MERCER FUNDS

By:	/s/ Caroline Hulme
Caroline Hulme Vice President, Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 57 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Adela M. Cepeda*	Trustee	August 3, 2026
Adela M. Cepeda

Eva De La Rosa*	Trustee	August 3, 2026
Eva De La Rosa

Gail A. Schneider*	Trustee	August 3, 2026
Gail A. Schneider

Joan E. Steel*	Trustee	August 3, 2026
Joan E. Steel

Luis A. Ubiñas*	Trustee	August 3, 2026
Luis A. Ubiñas

Stephen M. Gouthro*	Trustee, President and Chief Executive Officer	August 3, 2026
Stephen M. Gouthro

Fred Keyo*	Vice President, Treasurer and Chief Financial Officer	August 3, 2026
Fred Keyo

By:	/s/ Caroline Hulme
Caroline Hulme, Attorney-in-Fact

*	Pursuant to Power of Attorney incorporated herein by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement filed with the SEC via EDGAR on July 29, 2026

EXHIBITS INDEX

EXHIBIT	EXHIBIT NO.

Amendment to Subadvisory Agreement between Mercer Investments LLC and Baillie Gifford Overseas Limited	EX-99.d.5.(i)

Amendment to Subadvisory Agreement between Mercer Investments LLC and Crescent Capital Group LP	EX-99.d.6.(i)

Subadvisory Agreement between Mercer Investments LLC and Hardman Johnston Global Advisors LLC	EX-99.d.8

Amendment to Subadvisory Agreement between Mercer Investments LLC and Pzena Investment Management, LLC	EX-99.d.21.(i)

Subadvisory Agreement between Mercer Investments LLC and WCM Investment Management, LLC	EX-99.d.26